Exhibit 10.7

FORM OF

THE FIRST NATIONAL BANK OF MARYSVILLE

DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this       day of                             , 20    ,by THE FIRST NATIONAL BANK OF MARYSVILLE, a national bank located in Marysville, Pennsylvania (the “Bank”), and, (the “Director”).

INTRODUCTION

To encourage the Director to remain a member of the Bank’s Board of Directors, the Bank is willing to provide to the Director a deferred fee opportunity.  The Bank will pay the benefits from its general assets.

AGREEMENT

The Director and the Bank agree as follows:

Article 1

Definitions

1.1  Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1  “Change in Control” means any of the following:

(a)  (A) a merger, consolidation or division involving corporation, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation, or (c) a purchase by Corporation of substantially all of the assets of another entity, unless after such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation; or

(b)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing thirty-five (35%) percent or more of the combined voting power of Corporation’s or Bank’s then outstanding securities, or

(c)  during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof: unless the election of each director who was not a direct or at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an Agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the Agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s service did not terminate during the period after the Agreement and prior to such expiration or termination, for purposes of this Agreement, it shall be as though such Agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such Agreement.

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.3  “Corporation” means First Perry Bancorp, Inc.

1.1.4  “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The executive will be deemed disabled if the Social Security Administration has determined that he is disabled or if a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Director determines that he is disabled as long as the policy’s definition of disability complies with the definition of disability under IRC Section 409A.

1.1.5  “Election Form” means the Form attached as Exhibit A.

1.1.6  “Fees” means the total amount earned by the Director for serving on the Bank’s Board.

1.1.7  “Normal Benefit Age” means the benefit distribution age specified by the Director in Exhibit A.

1.1.8  “Plan Year” means each twelve (12) month period commencing with the month deferrals commence under this Agreement.

1.1.9  “Termination of Service” means the Director’s ceasing to be a member of the Bank’s Board of Directors for any reason other than death.

Article 2

Deferral Election

2.1  Initial Election.  The Director shall make an initial deferral election under this Agreement by filing with the Bank a signed Election Form within thirty (30) days after the date of this Agreement.  The Election Form shall set forth the amount of Fees to be deferred, provided such deferral opportunity shall be limited to Fees earned during the ten-year period ending,           , 20   , unless an extension is approved in writing by the Bank.  The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Bank.

2.2  Election Changes.  The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Bank.  The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Bank.  Any changes to the form of benefit payment must be in accordance with Exhibit A.

Article 3

Deferral Account

3.1  Establishing and Crediting.  The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1  Deferrals.  The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2  Interest.  Interest at an annual rate of 70% of R.O.E. R.O.E. is to be calculated by a daily quarterly average.

3.2  Statement of Accounts.  The Bank shall provide to the Director, within one hundred twenty (120) days after each Plan Year, a statement setting forth the Deferral Account balance.

3.3 Accounting Devise Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Director is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the mere Bank promise to pay such benefits.  The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Director’s creditors.

Article 4

Lifetime Benefits

4.1  Normal Benefit Age.  If the Director terminates service as a Director on or after Normal Benefit Age, the Bank shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1  Amount of Benefit.  The benefit under this Section 4.1 is the Deferral Account balance at the date specified in Exhibit A.

4.1.2  Payment of Benefit.  The Bank shall pay the benefit to the Director in the form specified in Exhibit A.  If installment payments are elected, the Bank shall continue to credit interest at an annual rate as defined in Section 3.1.2 above, on the undistributed account balance during any applicable installment period.

4.2  Early Termination Benefit.  If the Director terminates service as a Director before the Normal Benefit Age for reasons other than death, disability or following a Change in Control, the Bank shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1  Amount of Benefit.  The Benefit under this Section 4.2 is the Deferral Account balance at the Director’s Termination of Service.

4.2.2  Payment of Benefit.  The Bank shall pay the benefit to the Director in the form specified in Exhibit A. If installment payments are elected, the Bank shall continue to credit interest at an annual rate as defined in Section 3.1.2 above, on the undistributed account balance during any applicable installment period.

4.3  Disability Benefit.  Upon termination of Service for disability prior to the Normal Benefit Age, the Bank shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1  Amount of Benefit.  The benefit under this Section 4.3 is the Deferral Account balance at the date specified in Exhibit A.  If applicable, the Bank shall continue to credit interest to the Deferral Account balance at a rate as defined in Section 3.1.2 above, during the period from Termination of Service until payments commence.

4.3.2  Payment of Benefit.  The Bank shall pay the benefit to the Director in the form specified in Exhibit A. If installment payments are elected the Bank shall continue to credit interest at an annual rate as defined in

Section 3.1.2 above on the undistributed account balance during any applicable installment period.

4.4  Change of Control Benefit.  If the Director is in the active service of the Bank when the change occurs, the Bank shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1  Amount of Benefit.  The benefit under this Section 4.4 is the Deferral Account balance at the date specified in Exhibit A.  If applicable, the Bank shall continue to credit interest to the Deferral Account balance at a rate as defined in Section 3.1.2 above, during the period from Termination of Service until payments commence.

4.4.2  Payment of Benefit.  The Bank shall pay the benefit to the Director in the form specified in Exhibit A. If installment payments are elected, the Bank shall continue to credit interest at an annual rate as defined in Section 3.1.2 above, on the undistributed account balance during any applicable installment period.

4.5  Hardship Distribution.  If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director may petition the Board for early payout of his Deferral Account.  If the Board determines that the Director’s request constitutes an unforeseeable financial emergency, the Bank shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.  The Board of Directors shall determine whether the request constitutes an unforeseeable financial emergency in accordance with the definition of hardship under IRC Section 409A.

4.6  Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made before the first day of the seventh month from the date of separation of service as that term is defined in Section 409A of the Code.

Article 5

Death Benefits

5.1  Death Prior to Commencement of Benefit Payments.  If the Director dies prior to commencement of benefit payments, the Bank shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1  Amount of Benefit.  The benefit amount under Section 5.1 is the Deferral Account balance.

5.1.2  Payment of Benefit.  The Bank shall pay the benefit to the beneficiary in the form specified in Exhibit A, with payment made or commencing on the first day of January following the Director’s death.  If installment payments are elected, the Bank shall continue to credit interest at an annual rate as defined in Section 3.1.2 above, compounded monthly, on the undistributed account balance during any applicable installment period.

5.2 Death During Benefit Period.  If the Director dies after benefit payments have commenced under this Agreement, but before receiving all such payments, the Bank shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6

Beneficiaries

6.1  Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2  Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement that is attributable to the interest earned on such contributions.

7.1  Excess Parachute or Golden Parachute Payment.  To the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R 359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. 359.4.

 7.2  Termination for Cause.  If the Bank terminates the Director’s service for:

7.2.1  Gross negligence or gross neglect of duties;

7.2.2  Commission of a felony or of a gross misdemeanor involving moral turpitude; or

7.2.3  Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in an adverse effect on the Bank.

7.3  Removal.  If the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.4  Competition After Termination of Service.  If the Director, without the prior written consent of the Bank engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associates with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius of the main office of the Corporation), which enterprise is, or may deemed to be, competitive with any business carried on by the Corporation as of the date of termination of the Director’s service or his retirement.  This section shall not apply following a Change in Control.

7.5  Suicide.  If the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Bank.

Article 8

Claims and Review Procedures

8.1 Claims Procedure.  The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of Claimant’s eligibility or ineligibility for benefits under the Agreement.  If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect Claimant’s claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

8.2  Review Procedure.  If the Claimant is determined by the Bank not to be eligible for benefits, or if the claimant believes that claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank.  Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the claimant (and counsel, if any) an opportunity to present Claimant’s position to the Bank orally or in writing, and the Claimant (and counsel) shall have the right to review the pertinent documents.  The Bank shall notify the Claimant of it’s decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 9

Amendments and Termination

This Agreement may be amended or terminated only by a written Agreement signed by the Bank and the Director, except as specified in Article 7.

Article 10

Miscellaneous

10.1  Binding Effect.  This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

10.2  No Guarantee of Service.  This Agreement is not a contract for services.  It does not give the Director the right to remain a director of the Bank, nor does it interfere with the shareholders’ rights to replace the Director.  It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

10.3  Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4  Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5  Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.  This agreement is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409a of the Code.

10.6  Unfunded Arrangement.  The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.  Any insurance on the Director’s life is a general asset of the Bank to which the Director and beneficiary have no preferred or secured claim.

10.7  Recovery of Estate Taxes.  If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  In the event the beneficiary has a liability hereunder, the beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

10.8  Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.9  Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank

10.10  Administration.  The Bank shall have powers which are necessary to administer this Agreement, included, but not limited to:

10.10.1  Interpreting the provisions of this Agreement.

10.10.2  Establishing and revising the method of accounting for the Agreement.

10.10.3  Maintaining a record of benefit payments; and

10.10.4  Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.11 Named Fiduciary.  The Bank shall be the named fiduciary and plan administrator under this Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

DIRECTOR:	BANK:
THE FIRST NATIONAL BANK OF
MARYSVILLE

By

Title

By execution hereof; First Perry Bancorp, Inc. consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:	CORPORATION:
FIRST PERRY BANCORP, INC.

By

Title

EXHIBIT A

THE FIRST NATIONAL BANK OF MARYSVILLE

DIRECTOR DEFERRED FEE AGREEMENT

Election Form

Deferral Election (Initial and Complete one):

I elect to defer % of my fees for months, increasing or decreasing to % commencing in . 20 .
(mo./yr.)

I elect to defer $ per month for months, increasing or decreasing to $ per month commencing in , 20 .

Benefit Age:

I elect a Norman Benefit Age of       .

Timing of Payout:

If I terminate service after Normal Benefit Age, I elect to have my benefits distributed commencing within 30 days of: (Initial One)

            Normal Benefit Age

            Termination of Service

 If I terminate service before Normal Benefit Age due to Disability, I elect to have my benefits distributed commencing within 30 days of: (Initial One)

            Normal Benefit Age

            Termination of Service

If a Change in Control occurs prior to Normal Benefit Age, I elect to have my benefits distributed commencing within 30 days of: (Initial One)

            Normal Benefit Age

            Termination of Service

            The date the Change in Control occurs

EXHIBIT A

THE FIRST NATIONAL BANK OF MARYSVILLE

DIRECTOR DEFERRED FEE AGREEMENT

CONTINUED

Form of Payment:

I elect to have my benefits paid in the following form (initial “a” or ‘‘b’’ for each category):

Section Reference	Triggering Event	Lump Sum	Annuitized over 120 Months

4.1.2	Normal Benefit Age	(a)	(b)
4.2.2	Early Termination	(a)	(b)
4.3.2	Disability	(a)	(b)
4.4.2	Change in Control	(a)	(b)
5.1.2	Death	(a)	(b)

I understand that I may change the form ofbenefit elected provided such change is made at least 12 months prior to the date the payment becomes due.

Signature:

Date:

Accepted by the Bank this          day of                        , 20    .

THE FIRST NATIONAL BANK OF MARYSVILLE

By:

Title:

EXHIBITB

THE FIRST NATIONAL BANK OF MARYSVILLE

DIRECTOR DEFERRED FEE AGREEMENT

Planned Fee Deferrals

	(A)	(B)
	Planned Annual	Planned Cumulative
Plan Year	Deferrals	Deferrals

1	$1,000.00	$1,000.00
2	$1,000.00	$2,000.00
3	$6,000.00	$8,000.00
4	$6,000.00	$14,000.00
5	$6,000.00	$20,000.00
6	$6,000.00	$26,000.00
7	$6,000.00	$32,000.00

THE FIRST NATIONAL BANK OF MARYSVILLE

DIRECTOR DEFERRED FEE AGREEMENT

Beneficiary Designation

I designate the following as beneficiary of benefits under the Director Deferred Fee Agreement payable following my death:

Primary Beneficiary:

Name:	Relationship:

Address:

Contingent Beneficiary:  (to receive the benefits if there is no surviving Primary Beneficiary)

Name:	Relationship:

Address:

Note:                   To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature:

Date:

Accepted by the Bank this        day of                   , 20   .

By:

Title: